Exhibit 1.2

AGENCY AGREEMENT

December [●], 2019

Industrial Alliance Securities Inc.

26 Wellington St E #700

Toronto, Ontario M5E 1S2

Attention:	Chris Bursey, Chief Executive Officer

Re:	Initial Public Offering of Direct Communication Solutions, Inc.

The undersigned, Industrial Alliance Securities Inc. (the “Agent”), understands that Direct Communication Solutions, Inc. (the “Company”) proposes to complete its initial public offering by offering for sale up to 1,500,000 common shares of the Company (“Shares”) at a price of $2.00 per Share (“Offering Price”) for gross proceeds of up to $3,000,000.00.

The Agent also understands that the Company: (i) has prepared and filed a Preliminary Prospectus (as defined herein); (ii) has addressed the comments made by the Regulatory Authorities (as defined herein) in respect of the Preliminary Prospectus; and (iii) has been cleared by all of the Regulatory Authorities to file the Final Prospectus (as defined herein). The Company has prepared and will file, concurrently with the execution of this Agreement, the Final Prospectus and all other necessary documents in order to qualify the Shares for distribution to the public in each of the Qualifying Jurisdictions (as defined herein), the grant of the Over-Allotment Option (as defined herein), and the issue of the Agent’s Warrants (as defined herein) and will obtain the final receipt (as defined herein) for the Final Prospectus prior to 5:00 p.m. (Vancouver time) on the first business day following the date hereof (or such later date or time as reasonably agreed to by the Company and the Agent).

Subject to the terms and conditions contained in this Agreement, the Company hereby appoints the Agent to act as the sole and exclusive agent to the Company, and the Agent hereby agrees to act as the agent of the Company, to effect the sale of the Shares on behalf of the Company on a “best efforts” basis to purchasers resident in the Qualifying Jurisdictions and in those jurisdictions outside of Canada or the United States as may be agreed to by the Company and the Agent, acting reasonably, through private placements or other offerings on an exempt basis and provided that the Company shall not become obligated to file a registration statement or prospectus outside of Canada.

The Company has advised the Agent that the Shares have been qualified pursuant to Regulation A under the U.S. Securities Act (as defined herein).

In addition, the Company hereby grants to the Agent an option (the “Over-Allotment Option”),which may be exercised in the Agent’s sole discretion and without obligation, exercisable in whole or in part and in one or more tranches at any time and from time to time prior to the 9:00 a.m. (EST) on the date that is two days before the Closing Date (as herein defined) by written notice delivered to the Company to offer up to an additional 225,000 Shares (“Over-Allotment Shares”) for sale to the public, at a price per Over-Allotment Share equal to the Offering Price, to cover over-allotments, if any, and for market stabilization purposes.

The Shares and any Over-Allotment Shares are hereinafter collectively referred to as the “Offered Shares”. The offering of the Offered Shares by the Company is referred to as the “Offering”.

It is understood and agreed that the Agent is under no obligation to purchase any of the Offered Shares, although the Agent may subscribe for Offered Shares if they so desire. The Agent may offer the Offered Shares at a price less than the Offering Price as described in further detail in section 3.2 of this Agreement.

Industrial Alliance Securities Inc. – Agency Agreement

In consideration of the services to be rendered by the Agent in connection with the sale of the Offered Shares hereunder, the Company shall (i) pay to the Agent the Agent’s Commission (as defined herein), (ii) issue and deliver to the Agent the Agent’s Warrants as set out in Section 5.2 of this Agreement, and (iii) pay to the Agent the Corporate Finance Fee (as defined herein). The terms of compensation are more fully described in Article 5 of this Agreement.

The additional terms and conditions of this agency agreement (the “Agreement”) are set forth below.

Section 1.	DEFINITIONS

In this Agreement:

(a)	“Acts” means the Securities Act (British Columbia), the Securities Act (Alberta), the Securities Act (Saskatchewan), the Securities Act (Manitoba) and the Securities Act (Ontario) or equivalent securities legislation, together with the regulations and rules made thereunder;

(b)	“Agent” means Industrial Alliance Securities Inc.;

(c)	“Agent’s Commission” means the commission payable by the Company to the Agent pursuant to subsection 5.1;

(d)	“Agent’s Warrants” means the warrants to be issued to the Agent and its designated sub-agents, if any, pursuant to subsection 5.2;

(e)	“Agent’s Warrant Certificates” means the certificates representing the Agent’s Warrants;

(f)	“Agent’s Warrant Shares” means the previously unissued Common Shares issued to the Agent upon the exercise of the Agent’s Warrants;

(g)	“Agreement” means this agency agreement between the Agent and the Company;

(h)	“Agreements and Instruments” has the meaning ascribed thereto in Section 10.1(q);

(i)	“Applicable Securities Laws” means the Acts and the respective regulations, rules, blanket rulings and orders made thereunder, together with applicable published fee schedules, prescribed forms, policy statements, blanket orders and other regulatory instruments of the Commissions and the national instruments, national policy statements and uniform act policies applied by the Commissions and the policies and by-laws of the Exchange, as amended from time to time;

(j)	“Business” means the business presently and heretofore carried on by the Company, as a going concern, all operations related thereto and the intangible goodwill associated therewith and any and all interests of whatsoever kind and nature related thereto;

(k)	“Business Day” means a day other than a Saturday, Sunday or statutory holiday in the City of Toronto;

(l)	“Closing” means the completion of the transactions contemplated by this Agreement on the Closing Date;

(m)	“Closing Date” means the day on which a Closing takes place which date shall be agreed upon by the Company and the Agent;

(n)	“Closing Time” has the meaning ascribed thereto in subsection 8.3;

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(o)	“Commissions” means the British Columbia Securities Commission, the Alberta Securities Commission, the Financial and Consumer Affairs Authority of Saskatchewan, the Manitoba Securities Commission and the Ontario Securities Commission;

(p)	“Common Shares” means the common stock in the capital of the Company;

(q)	“Company” means Direct Communication Solutions, Inc.;

(r)	“Continuous Disclosure Materials” has the meaning ascribed thereto in Section 10.1(n);

(s)	“Corporate Finance Fee” means the $20,000 plus GST corporate finance fee payable by the Company to the Agent pursuant to subsection 5.4;

(t)	“Distribution” (or “distribute” as derived therefrom) has the meaning given to that term in the Securities Act (British Columbia);

(u)	“Due Diligence Session Responses” means the written and verbal responses of the Company, as given by any director or senior officer of the Company, at the Due Diligence Sessions, except as modified by subsequent written communication from the Company to, and receipt confirmed by, the Agent or Agent’s counsel;

(v)	“Due Diligence Sessions” means the due diligence session or sessions to be held prior to the Closing Time;

(w)	“Effective Date” means the date on which a receipt for the Final Prospectus is issued by or deemed to be issued by the Commissions;

(x)	“Environmental Laws” means all applicable federal, state, provincial, municipal or local laws, regulations, orders, government decrees or ordinances with respect to environmental health or safety matters;

(y)	“Exchange” means the Canadian Securities Exchange;

(z)	“Exchange Policies” means the rules and policies of the Exchange;

(aa)	“Final Prospectus” means the final long form prospectus of the Company filed with the Commissions for the purpose of qualifying the distribution in Canada of the Offered Shares and any Supplementary Material;

(bb)	“Marketing Materials” means (a) the corporate presentation dated October 23, 2019; and (b) the term sheet for the Offering dated October 23, 2019, delivered by the Company and filed in accordance with NI 41-101 on SEDAR;

(cc)	“material adverse effect” means (i) the effect resulting from any event or change which is materially adverse to the business, affairs, capital, operations, prospects or assets, liabilities (contingent or otherwise) of the Company or its Subsidiary, taken as a whole, or which event or change would reasonably be expected to have a significant negative effect on the market price or value of the Common Shares or (ii) any fact, or change that would result in any Offering Document containing a misrepresentation;

(dd)	“Material Change” or “material change” has the meaning ascribed thereto in the Acts;

(ee)	“Material Fact” or “material fact” has the meaning ascribed thereto in the Acts;

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(ff)	“Misrepresentation” or “misrepresentation” has the meaning ascribed thereto in the Acts;

(gg)	“NI 41-101” means National Instrument 41-101 – General Prospectus Requirements;

(hh)	“NI 51-102” means National Instrument 51-102 – Continuous Disclosure Obligations;

(ii)	“NI 52-110” means National Instrument 52-110 – Audit Committees;

(jj)	“NP 11-202” means National Policy 11-202 – Process for Prospectus Reviews in Multiple Jurisdictions;

(kk)	“Offered Shares” has the meaning ascribed thereto on the first page hereof;

(ll)	“Offering” has the meaning ascribed thereto on the first page hereof;

(mm)	“Offering Documents” means, collectively, the Prospectuses and any Supplementary Material;

(nn)	“Offering Price” means the price at which the Shares or the Over-Allotment Shares, as the case may be, are offered for sale under the Final Prospectus, being $2.00 per Share;

(oo)	“Over-Allotment Option” has the meaning ascribed thereto on the first page hereof;

(pp)	“Over-Allotment Shares” has the meaning ascribed thereto on the first page hereof;

(qq)	“Preliminary Prospectus” means the preliminary long form prospectus of the Company and filed with the Commissions for the purpose of allowing the Agent to solicit expressions of interest for the Offering, including any Supplementary Material;

(rr)	“President’s List” means the subscribers for Offered Shares, including insiders and management of the Company, friends, family, business associates and other nominees of insiders and management, as mutually agreed by the Company and the Agent;

(ss)	“Proceeds” means the gross proceeds of the Offering, less:

(i)	the Corporate Finance Fee;

(ii)	the Agent’s Commission;

(iii)	the expenses of the Agent, including the reasonable fees and disbursements of the Agent’s legal counsel, incurred in connection with the Offering and not previously repaid by the Company; and

(iv)	any amount attached by garnishing order or other form of attachment in accordance with Section 12;

(tt)	“Prospectuses” means, collectively, the Preliminary Prospectus and the Final Prospectus;

(uu)	“Purchasers” means, collectively, the purchasers of the Offered Shares;

(vv)	“Qualifying Jurisdictions” means the Provinces of British Columbia, Alberta. Saskatchewan, Manitoba and Ontario;

(ww)	“Regulatory Authorities” means the Commissions and the Exchange;

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(xx)	“Securities” means the Offered Shares, the Agent’s Warrants and the Agent’s Warrant Shares;

(yy)	“Selling Firms” has the meaning ascribed thereto in Section 3.3;

(zz)	“Shares” has the meaning ascribed thereto on the first page hereof;

(aaa)	“Subsidiary” means Direct Communication Solutions (Canada) Inc., a corporation incorporated under the laws of British Columbia;

(bbb)	“Supplementary Material” means any documents supplemental to the Prospectuses including any amending or supplementary prospectus or other supplemental documents or similar documents including, for greater certainty, the Marketing Materials;

(ccc)	“trade” has the meaning given to that term in the Securities Act (British Columbia);

(ddd)	“Tax Act” means the Income Tax Act (Canada), and the regulations promulgated thereunder, as amended from time to time;

(eee)	“Tax Authority” means the Canada Revenue Agency, Receiver General, Minister of National Revenue and any other governmental body having taxing authority and their respective successors, if any;

(fff)	“Tax Returns” means all returns, reports, declarations, elections, notices, filings, forms, statements and other documents (whether in written, electronic or other form) and any amendments, schedules, attachments, supplements, appendices and exhibits thereto, which have been prepared or filed or are required to be prepared or filed in respect of Taxes; and

(ggg)	“Taxes” includes any taxes, duties, assessments, imposts, fees, duties, withholdings, levies and other charges of any nature imposed by any Tax Authority and includes all interest, penalties, fines, additions to tax or other additional amounts imposed by any Tax Authority including those levied on, or measured by, or referred to as, income, gross receipts, profits, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, withholding, business, property, occupancy, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, countervailing and anti-dumping and all employment insurance, health insurance and Canada, provincial and other government pension plan and other employer plan premiums, contributions or withholdings and all other taxes and similar governmental charges of any kind imposed by any governmental body.

1.2	All references to dollar figures in this Agreement are to Canadian dollars.

1.3	Certain terms applicable solely to Schedule “A” are defined in Schedule “A”.

1.4	Where any representation or warranty contained in this Agreement is expressly qualified by reference to the “knowledge” of the Company, or where any other reference is made herein to the “knowledge” of the Company, it shall be deemed to refer to the actual knowledge of the directors and executive officers of the Company, after having made due inquiry of appropriate and relevant persons and after reviewing relevant documentation.

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Section 2.	APPOINTMENT OF AGENT

2.1 The Company appoints the Agent as its exclusive agent to effect the Offering and the Agent accepts the appointment and agrees to act as agent for such purpose and to use its best efforts to effect the sale of Shares on the Company’s behalf to Purchasers on the terms and conditions contained herein.

2.2 The Agent agrees to use its commercial reasonable efforts to sell the Offered Shares, but the Company understands and agrees that the Agent is acting as agent only and is under no obligation to purchase any of the Offered Shares. The Agent may retain other registrants to act as sub-agents to solicit subscriptions for the Offered Shares at no additional cost to the Company and any compensation paid or payable to such sub-agents shall be solely for the account of the Agent. The Agent shall be under no liability for any failure to sell any or all of the Offered Shares or to engage sub-agents.

2.3 If the Agent determines that particular experience or technical expertise is necessary for the Agent to carry out its obligations under this Agreement, then the Agent may engage third party experts, at the Company’s expense, to prepare assessment or technical reports relating to the Company and its business.

Section 3.	DISTRIBUTION AND CERTAIN OBLIGATIONS OF THE AGENT AND THE COMPANY

3.1 The distribution of the Offered Shares, the Agent’s Warrants and the Agent’s Warrant Shares shall be qualified by the Prospectuses under Applicable Securities Laws in each of the Qualifying Jurisdictions. The Agent will use its best efforts to arrange for Purchasers of the Shares in the Qualifying Jurisdictions. The Agent may also use its best efforts to arrange for Purchasers of Shares in such other jurisdictions as the Company and the Agent may agree, provided the distribution of Offered Shares in such other jurisdictions (other than the United States) are completed in accordance with the applicable laws of such other jurisdictions and no prospectus, registration statement or similar document is required to be filed in such other jurisdiction; provided, however, it is understood and agreed that the Agent shall have no obligation to purchase the Offered Shares.

3.2 After the Agent has made reasonable effort to sell the Shares at the Offering Price, the Offering Price may be decreased by the Agent and further changed from time to time to an amount not greater than the Offering Price. The Agent’s Commission realized by the Agent pursuant to section 5.1 will be decreased by the amount that the aggregate price paid by the purchasers for the Offered Shares is less than the gross proceeds of the Offering assuming all Shares had been offered at the initially stated Offering Price. Reduced price sales will not affect the Proceeds to be received by the Company under the Offering.

3.3 The Company agrees that the Agent will be permitted to appoint other registered dealers (or other dealers duly licensed in their respective jurisdictions) as their sub-agents (the “Selling Firms”) to assist in the Offering and that the Agent may determine the remuneration payable to such other dealers appointed by them. Such remuneration shall be payable by the Agent. The Company grants all of the rights and benefits of this Agency Agreement attributable to the Agent to any Selling Firm so appointed by the Agent and appoints the Agent as trustee of such rights and benefits for such Selling Firms, and the Agent hereby accept such trust and agree to hold such rights and benefits for and on behalf of such Selling Firms.

3.4 The Agent shall, and shall require any Selling Firm to agree to, comply with the Applicable Securities Laws in the Qualifying Jurisdictions in connection with the distribution of the Offered Shares and shall offer the Offered Shares for sale to the public directly and through Selling Firms upon the terms and conditions set out in the Prospectuses and this Agency Agreement.

3.5 The Agent shall, and shall require any Selling Firm to, offer for sale to the public and sell the Offered Shares only in those jurisdictions where they may be lawfully offered for sale or sold. The Agent shall: (i) use commercially reasonable efforts to complete and cause each Selling Firm to complete the distribution of the Offered Shares as soon as reasonably practicable; and (ii) promptly notify the Company when, in their opinion, the Agent and the Selling Firms have ceased distribution of the Offered Shares and provide a breakdown of such number of Offered Shares distributed in each of the Qualifying Jurisdictions where such breakdown is required for the purpose of calculating fees payable to the Commissions

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Section 4.	DUE DILIGENCE REVIEW

4.1 Prior to the Closing Time and during the period from the date hereof until the Closing Date, the Company shall allow the Agent the opportunity to conduct required due diligence and to obtain, acting reasonably, satisfactory results therefrom and, in particular, the Company shall allow the Agent and Agent’s counsel to conduct all due diligence which the Agent may reasonably require in order to confirm the Offering Documents are accurate, complete and current in all material respects and to fulfill the Agent’s obligations as registrants and, in this regard, without limiting the scope of the due diligence inquiries the Agent may conduct, the Company shall cause its senior management, auditors, legal counsel, technical advisors and such other persons as the Agent may require, to answer any questions which the Agent may reasonably have and to participate in one or more due diligence sessions to be held prior to the Closing Date.

4.2 In carrying out their responsibilities under this Agency Agreement, the Agent will necessarily rely on information prepared or supplied by the Company and other sources. The Agent will apply reasonable standards of diligence to their due diligence inquiries. However, the Agent will be entitled to rely on and assume no obligation to verify the accuracy or completeness of such information and under no circumstances will the Agent be liable to the Company or any securityholder for any damages arising out of the inaccuracy or incompleteness of such information. The Company maintains sole responsibility for the accuracy and completeness of the Prospectuses, and any Supplementary Material and any other disclosure document to be prepared in connection with the Offering, except any portions thereof that are provided by the Agent (the only such portion of which shall be the names of the Agent and the section of the Prospectuses titled “Plan of Distribution”).

Section 5.	AGENT’S COMMISSION AND FEES

5.1 The Company will pay the Agent a cash commission (the “Agent’s Commission”) equal to 8% of the gross proceeds of the sale of the Offered Shares (including any gross proceeds raised from the exercise of the Over-Allotment Option, if applicable), whether purchased by the Agent for its own account or for its clients or purchased by other members of the Exchange for their own account or for their respective clients.

5.2 As further consideration for the Agent assisting the Company in connection with the Offering, the Company will issue to the Agent (or to members of the Selling Firms in such amounts as the Agent directs) Agent’s Warrants, entitling the holder thereof to purchase for a period of 24 months from the date of listing of the Common Shares on the Exchange such number of Agent’s Warrant Shares equal to 8% of the number of Offered Shares sold under the Offering (including any Shares sole pursuant to the Over-Allotment Option, if applicable) at a price of $2.00 per Agent’s Warrant Share.

5.3 It is understood and agreed that the Company may provide a president’s list (“President’s List”) of subscribers related to the Company as mutually agreed to by the Agent and the Company (the “President’s List Subscribers”). The Company and the Agent shall agree upon a final list of the President’s List Subscribers to be circulated prior to the Closing. The Agent shall not be obligated, and may in its sole discretion, refuse to process any subscription for Shares from any President’s List Subscriber, and the Company shall indemnify and save harmless Agent and any Personnel (as hereinafter defined) for and against all losses relating to any sale of Offered Shares by the Company to any President’s List Subscriber. The Agent’s Commission payable in respect to President’s List Subscribers shall be reduced to 4% of the gross proceeds raised from the sale of the Offered Shares sold to such President’s List Subscribers and the Agent’s Warrants payable in respect to President’s List Subscribers shall be reduced to 4% of the Offered Shares sold to such President’s List Subscribers, provided the President’s List is delivered to the Agent in writing at least 10 days prior to the Closing Date.

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5.4 The Company will pay to the Agent a non-refundable Corporate Finance Fee in the amount of $20,000 plus GST.

5.5 All fees, expenses and other payments under this Agreement shall be paid without giving effect to any withholding or deduction of any tax or similar governmental assessment. If the Company is required by law to deduct or withhold any amounts with respect to any such tax or assessment or if any such tax or assessment is required to be paid by the Agent or any of its affiliates as a result or arising out of this Agreement, the Company shall pay the Agent such additional amounts as shall be required so that the net amount received by the Agent from the Company after such deduction, withholding or payment shall equal the amounts otherwise payable to the Agent under this Agreement. If any Goods and Services Tax, Harmonized Sales Tax, and/or provincial sales taxes or other similar tax is payable with respect to the fees paid or payable to the Agent under this engagement, the Agent will add the amount of such tax to its invoice and the Company shall pay the Agent such tax. All fees and expenses payable by the Company in accordance with this Agreement shall be payable whether or not the Offering is completed. At the option of the Agent, any fees and expenses of PI shall be deducted from the gross proceeds otherwise payable to the Company at the closing of the Offering.

5.6 Whether or not the transactions herein contemplated shall be completed, the Company will pay all of its expenses and fees in connection with the Offering, including, without limitation:

(a)	all expenses of or incidental to the creation, issue, sale and distribution of the Shares;

(b)	the fees and expenses of the Company’s legal counsel; and

(c)	all costs incurred in connection with the preparation of documentation relating to the Offering.

5.7 The terms governing the Agent’s Warrants will be set out in the Agent’s Warrant Certificates, the form of which will be subject to the approval of the Company and the Agent, acting reasonably, and will include provisions for the appropriate adjustment in the class, number and price of the Agent’s Warrant Shares issuable upon exercise of the Agent’s Warrants upon the occurrence of certain events, including any subdivision, consolidation or reclassification of the Common Shares, payment of distributions or amalgamation, arrangement or merger of the of the Company with or into another company.

5.8 Subject to the terms of this Agreement, the issue of the Agent’s Warrants will not restrict or prevent the Company from obtaining any other financing, nor from issuing additional securities or rights during the period within which the Agent’s Warrants are exercisable.

Section 6.	OFFERING TERMS

6.1 The Agent will offer the Shares for sale at the Offering Price in the Qualifying Jurisdictions on a best efforts basis in accordance with the Applicable Securities Laws and the policies of the Exchange.

6.2 Residents of the Qualifying Jurisdictions may subscribe for Offered Shares by delivering to the Agent on or prior to the applicable Closing Date:

(a)	payment of the aggregate subscription price in a manner acceptable to the Agent; and

(b)	such documents, certificates and forms as, in the opinion of the Agent, may be required.

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6.3 All funds received by the Agent for subscriptions will be held in trust by the Agent until it has received at Closing:

(a)	a certificate signed by the Chief Executive Officer of the Company or such other officer or director of the Company as the Agent may accept, to the effect that the subscriptions for the Offered Shares have been accepted by the Company; and

(b)	a written request from the Company requesting delivery of the Proceeds to the Company or as directed by the Company.

6.4 Upon receiving the documentation referred to in Section 6.3 hereof, the Agent shall deliver to the Company or as directed in Section 6.3(b) hereof, the Proceeds.

6.5 Notwithstanding any other term of this Agreement, all subscription funds received by the Agent or the Company’s registrar and transfer agent will be returned to the subscribers without interest or deduction if the Offering does not close for any reason.

Section 7.	COMPANY’S COVENANTS

7.1 The Company will cause the Prospectuses to be filed with the Regulatory Authorities, will deliver all necessary copies of the Prospectuses to the Regulatory Authorities and will use its best efforts to have the Prospectuses accepted by the Regulatory Authorities and have the Commissions issue receipts for the Preliminary Prospectus and the Final Prospectus. The Company shall fulfill all legal requirements required to be fulfilled by the Company in connection therewith, in each case in form and substance satisfactory to the Agent as evidenced by the Agent’s execution of the certificates attached thereto.

7.2 Prior to the completion of the Offering, the Company shall allow the Agent to review the Offering Documents and conduct all due diligence which the Agent may reasonably require in order to fulfill their statutory obligations as Agent and in order to enable them to execute, acting prudently and responsibly, the certificates required to be executed by the Agent in such documents, including, without limitation, all corporate and operating records, documentation with respect to financial information (including budgets), copies of the financial statements to be included in the Prospectuses and access to key officers of the Company.

7.3 The Company will provide the Agent with commercial copies of the Prospectuses and Supplementary Material, to be delivered to the Agent without charge, in such quantities as the Agent may reasonably request, as soon as possible after the filing of the Preliminary Prospectus, Final Prospectus or Supplementary Material, as the case may be, but in any event on or before noon (Vancouver time) on the second Business Day after obtaining the receipt therefor (provided the Agent have provided notice of the quantity and delivery instructions of the Preliminary Prospectus, Final Prospectus, or Supplementary Material to be printed prior to filing of such document), as applicable, and such delivery will constitute the Company’s consent to the Agent’s use of such documents in connection with the Offering.

7.4 The Company will file with the Exchange all required documents and pay all required filing fees, and do all things required by the rules and policies of the Exchange, in order to obtain prior to the Closing Date the requisite acceptance or approval of the Exchange for (i) the Offering; (ii) the conditional listing of the Shares on the Exchange, subject only to standard listing conditions, which the Company agrees to fully satisfy in a timely manner forthwith after the Closing; and (iii) the conditional listing of, upon their issuance in accordance with the terms of the Agent Warrant Certificates, the Agent Warrant Shares subject only to standard listing conditions, which the Company agrees to fully satisfy in a timely manner forthwith after the Closing.

7.5 On or before the Closing Date, the Company shall take or cause to be taken all reasonable steps and proceedings (including but not limited to the filing of the Prospectuses and the obtaining of a receipt for the Prospectuses from the Commissions under the Applicable Securities Laws), necessary in order to qualify for distribution the Offered Shares for sale to Purchasers resident in the Qualifying Jurisdictions through the Agent and its sub-agents, if any, retained pursuant to Section 3.3 hereof, and to qualify for distribution the Agent’s Warrants.

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7.6 Following the Effective Date and after consulting with the Exchange, the Company and the Agent will set the Closing Date and the Closing Time. Unless an amendment to the Final Prospectus is filed and the Commissions have issued a receipt for such amendment, the Closing Date will be on or before the day which is 90 days after the Effective Date. If an amendment to the Final Prospectus is filed and the Commissions have issued a receipt for the amendment, the Closing Date will be on or before the day which is 90 days after the date of the receipt for such amendment, provided, however, that the Closing Date will not be more than 180 days from the date of the receipt for the initial Final Prospectus.

7.7 During the period prior to the completion of the Offering, the Company shall promptly notify the Agent in writing of:

(a)	any material change (actual, contemplated or threatened) in the business, affairs, operations, assets or liabilities (contingent or otherwise) prospects, financial position or capital or ownership of the Company or proposed ownership of the Company (other than a change disclosed in the Prospectuses); and

(b)	any change which is of such a nature as to result in a misrepresentation in either of the Prospectuses or any amendment thereto; and any material fact that has arisen or been discovered and that would be required to have been disclosed in the Prospectuses or in Supplementary Material had that fact arisen or been discovered on or prior to the date of the Prospectuses or any Supplementary Material, which change or fact is, or may be, of such a nature as to render the Prospectuses or any Supplementary Material misleading or untrue in any material respect or would result in any of such documents containing a misrepresentation, as defined under Applicable Securities Laws of the Qualifying Jurisdictions, or which would result in any of such documents not complying with any of the Applicable Securities Laws of the Qualifying Jurisdictions or which change would reasonably be expected to have a significant effect on the market price or value of the Offered Shares. The Company shall in good faith discuss with the Agent any change in circumstances (actual or proposed within the knowledge of the Company) which is of such a nature that there is reasonable doubt whether notice needs to be given to the Agent pursuant to this subsection and, in any event, prior to making any filing.

7.8 The Company shall deliver to the Agent duly executed copies of any Supplementary Material required to be filed by the Company in accordance with Section 7.7 above and, if any financial or accounting information is contained in any of the Supplementary Material, an additional comfort letter to that required below.

7.9 The Company shall immediately or in good faith discuss with the Agent any change in circumstances which is of a nature that there is reasonable doubt as to whether notice in writing need to be given to the Agent pursuant to Section 7.7 hereof.

7.10 Now and at all times subsequent hereto during the distribution of the Offered Shares to the public or such longer person of time, if any, while the Final Prospectus continues to be current, the Final Prospectus and any amendments thereto does and will fully comply with the requirements of the Applicable Securities Laws. The Final Prospectus, together with any amendments thereto does and will during such period provide full, true and plain disclosure of all material facts relating to the Company, the Offered Shares and the distribution of the Offered Shares to the public, and does not and will not during such period contain a Misrepresentation; provided that the foregoing covenants of the Company do not and shall not apply with respect to any information or statements contained in the Final Prospectus provided by and relating solely to the Agent.

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7.11 During the period of distribution to the public of the Offered Shares, the Company will advise the Agent promptly of any request of the Commissions or the Exchange for an amendment to the Final Prospectus or for any additional information, of the issuance by the Commissions, Exchange or any other securities commission, stock exchange or similar regulatory authority, of any cease trade order or similar order relating to the Common Shares or Offered Shares or the use of the Final Prospectus, or of the institution or threat of an institution of any proceedings for that purpose or of the receipt by the Company of any communication from the Commissions, Exchange or any other securities commission stock exchange or similar regulatory authority relating to the Prospectuses or the offering of the Offered Shares. The Company will use its best efforts during the period of distribution to the public of the Offered Shares to prevent the issuance of any such cease trade order and, if issued during such period, to obtain the withdrawal thereof as soon as possible.

7.12 After the Offering is completed, the Company and the Agent will forthwith file any documents required by the Exchange necessary to permit the Common Shares to commence trading on the Exchange.

7.13 The Company will deliver to the Agent:

(a)	at the time of execution of the Final Prospectus by the Agent, a long form comfort letter (the “Comfort Letter”) from the Company’s auditors addressed to the Agent and dated as of the date of the Final Prospectus and based on procedures performed within two Business Days of the Final Prospectus, in form and content acceptable to the Agent, acting reasonably, relating to the verification of the financial information and accounting data contained in the Final Prospectus and to such other matters as the Agent may reasonably require;

(b)	at the Closing Time, such legal opinions of the Company’s legal counsel (including U.S. legal counsel), addressed to the Agent and its legal counsel and dated as of the Closing Date, in form and content to be agreed upon the Agent and the Company, acting reasonably, relating to matters as the Agent may reasonably require;

(c)	at the Closing Time, a certificate (the “Officers’ Certificate”) of the Company signed by its Chief Executive Officer and Chief Financial Officer, addressed to the Agent and its legal counsel and dated as of the Closing Date, in form and content acceptable to the Agent, acting reasonably, certifying for and on behalf of the Company and not in their personal capacities that, to the actual knowledge of the persons signing such certificate, after having made due and relevant inquiry:

(i)	the Company has complied with all covenants and satisfied all terms and conditions of this Agreement on its part to be complied with and satisfied at or prior to the Closing Time;

(ii)	no order, ruling or determination having the effect of ceasing or suspending trading in any securities of the Company or prohibiting the sale of the Offered Shares or any of the Company’s issued securities has been issued and no proceeding for such purpose is pending or, to the knowledge of such officers, threatened;

(iii)	the Company is a “reporting issuer” or its equivalent under the securities laws of British Columbia, Alberta, Saskatchewan, Manitoba and Ontario, and no material change relating to the Company has occurred since the date of this Agreement with respect to which the requisite material change report has not been filed and no such disclosure has been made on a confidential basis that remains subject to confidentiality; and

(iv)	all of the representations and warranties made by the Company in this Agreement are true and correct as of the Closing Time with the same force and effect as if made at and as of the Closing Time after giving effect to the transactions contemplated hereby;

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(d)	the Agent having received certificates dated the Closing Date signed by the Chief Executive Officer of the Company or another officer acceptable to the Agent, acting reasonably, in form and content satisfactory to the Agent, acting reasonably, with respect to the constating documents of the Company; the resolutions of the directors of the Company relevant to the Offering, including the allotment, issue (or reservation for issue) and sale of the Offered Shares, the grant of the Over-Allotment Option, the issuance of the Agent’s Warrants, the authorization of this Agreement, the listing of the Shares and Agent Warrant Shares on the Exchange and transactions contemplated by this Agreement and the incumbency and signatures of signing officers of the Company;

(e)	at the Closing Time, a certificate of status (or equivalent) for the Company and the Subsidiary dated within one Business Day (or such earlier or later date as the Agent may accept) of the Closing Date;

(f)	at the Closing Time, a certificate of the registrar and transfer agent of the Common Shares, which certifies the number of Common Shares issued and outstanding on the date prior to the Closing Date;

(g)	at the Closing Time, a comfort letter, dated the Closing Date, in form and substance satisfactory to the Agent, acting reasonably, bringing forward to the date which is two Business Days prior to the Closing Date, the information contained in the Comfort Letter;

(h)	at the Closing Time, such other materials (the “Closing Materials”) as the Agent may reasonably require and as are customary in a transaction of this nature, and the Closing Materials will be addressed to the Agent and to such parties as may be reasonably directed by the Agent and will be dated as of the Closing Date or such other date as the Agent may reasonably require; and

(i)	documents evidencing the necessary approval of the Regulatory Authorities for the Offering and the listing of the Common Shares on the Exchange.

7.14 The Company shall take all necessary steps to complete and file with the Exchange its application for listing with all other documentation required by the Exchange, to allow for the listing and halt of the Common Shares on the Exchange prior to the Closing. In the event that the Agent is required to provide or deliver any such documentation in connection with the application for listing or take such steps in connection therewith, the Company shall not be in breach of this Section 7.14 to the extent that the listing of the Common Shares on the Exchange concurrently with the Closing is delayed or is not completed due to the Agent’s failure to provide or deliver such documentation or take such steps.

7.15 The Proceeds received by the Company from the sale of the Offered Shares and any Common Shares sold prior to the date of the Prospectuses will be applied for the specific purposes more particularly set out under “Use of Proceeds” in the Prospectuses and in compliance with Exchange Policies.

7.16 At the Closing Date, the Offered Shares shall have been made “eligible” by CDS Clearing and Depository Services Inc. (“CDS”) and counsel to the Company shall have provided written confirmation from CDS of such eligibility to Agent’s counsel.

7.17 The Company will use its commercially reasonable best efforts to maintain its status as a reporting issuer not in default of any Applicable Securities Laws in the Offering Jurisdictions for a period of 36 months following the date that its Common Shares are listed and posted for trading on the Exchange and will use its commercially reasonable best efforts to maintain its listing on the Exchange (or such other exchange on which the Common Shares may be listed) during such 36 months.

7.18 During the period commencing on the date hereof and ending on the Closing Date (unless otherwise specified), the Company will promptly provide to the Agent and the Agent’s counsel, for review, prior to filing or issuance of the same, any proposed public disclosure document, including without limitation, any press release (including any press release issued after the Closing Date related to this Agreement and the Offering) or material change report and the Company will use its commercially reasonable efforts to agree with the Agent, acting reasonably, as to the form and substance of such document.

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7.19 The Company shall forthwith notify the Agent upon becoming aware of any breach of any covenant of this Agreement by any party thereto, or upon it becoming aware that any representation or warranty of the Company contained in this Agreement is or has become untrue or inaccurate in any material respect.

7.20 The Company shall ensure that any news release relating to the Offering and naming the Agent will include substantially the following legend: “NOT FOR DISTRIBUTION TO THE UNITED STATES NEWSWIRE SERVICES OR FOR DISSEMINATION IN THE UNITED STATES.” All news releases relating to the Offering will include the following statement: This news release does not constitute an offer to sell or a solicitation of an offer to buy any of the securities. ”.

7.21 The Company shall not reproduce, disseminate, quote from or refer to the Offering or any written or oral opinions, advice, analysis and materials provided by the Agent to the Company in connection with the Offering in whole or in part at any time, in any manner or for any purpose, without the Agent’s prior written consent in each specific instance, and the Company shall and shall cause its affiliates, officers, directors, shareholders, agents and advisors (including those shareholders who have an advisory relationship with the Company and the directors, officers, and employees of such shareholders) to keep confidential the opinions, advice, analysis and materials furnished to the Company by the Agent and their counsel in connection with the Offering.

7.22 From and including the date of this Agreement through to and including the Closing Time, the Company shall do such acts and things necessary to ensure that all of the representations and warranties of the Company contained in this Agreement or any certificates or documents delivered by it pursuant to this Agreement remain materially true and correct and not do any such act or thing that would render any representation or warranty of the Company contained in this Agreement or any certificates or documents delivered by it pursuant to this Agreement materially untrue or incorrect and use its commercially reasonable efforts to cause all conditions in this Agreement to be satisfied.

7.23 It is understood that the Agent may waive, in whole or in part, non-compliance with any of the conditions or other matters contained herein or extend the time for compliance therewith without prejudice to its rights in respect of any other condition or conditions or any other subsequent breach or non-compliance, provided that any such waiver or extension shall be binding upon the Agent only if it is in writing.

Section 8.	CONDITIONS OF CLOSING

8.1 The Closing will take place on the Closing Date.

8.2 The Agent’s obligations under this Agreement are conditional upon and subject to the fulfilment of the following conditions before the Closing Time, which conditions the Company covenants to use its commercially reasonable efforts to fulfil or cause to be fulfilled before the Closing Time:

(a)	all actions required to be taken by or on behalf of the Company, including the passing of all requisite resolutions of directors of the Company, will have been taken so as to approve the Prospectuses and to validly create and distribute the Securities;

(b)	the Company will have made all necessary filings with and obtained all necessary approvals, consents and acceptances of the Regulatory Authorities for the Offering and the Prospectuses, including without limitation a receipt from the Commissions pursuant to NP 11-202 in respect of the Prospectuses, to permit the Company to complete its obligations hereunder;

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(c)	there shall be no requirement under applicable law and no requirement imposed on the Company by the Regulatory Authorities to obtain, nor shall the Company voluntarily seek, shareholder approval of the Offering or of the issuance of the Offered Shares;

(d)	the Company will have, within the required time set out hereunder, delivered or caused the delivery of the required Comfort Letter, legal opinions, Officer’s Certificate and the Closing Materials, in form and substance satisfactory to the Agent and its counsel, acting reasonably;

(e)	no order ceasing or suspending trading in any securities of the Company, or ceasing or suspending trading by the directors, officers or promoters of the Company, or any one of them, or prohibiting the trade or distribution of any of the securities referred to herein will have been issued and no proceedings for such purpose, to the knowledge of the Company, will be pending or threatened;

(f)	the Common Shares and the Agent’s Warrant Shares will have been conditionally accepted for listing on the Exchange;

(g)	as of the Closing Time, there shall be no reports or information that in accordance with the requirements of Regulatory Authorities must be made publicly available in connection with the sale of the Offered Shares that have not been made publicly available as required; no contracts, documents or other materials required to be filed with Regulatory Authorities in connection with the Prospectuses that have not been filed as required and delivered to the Agent; and no contracts, documents or other materials required to be described or referred to in the Prospectuses that are not described or referred to as required and delivered to the Agent;

(h)	the Agent shall have received at the Closing Time a letter from the transfer agent of the Company dated the date of Closing and signed by an authorized officer of such transfer agent confirming the issued and outstanding capital of the Company;

(i)	the Agent not having exercised any rights of termination set forth in this Agreement;

(j)	the Agent having received at the Closing Time such further certificates, opinions of counsel and other documentation from the Company as the Agent or its counsel may reasonably require and as are customary in a transaction of this nature;

(k)	there shall not have occurred since September 30, 2019 and until the Closing Time, any adverse material change (actual, anticipated, contemplated or, to the knowledge of the Company, threatened, whether financial or otherwise) in the business, affairs, operations, assets, liabilities (contingent or otherwise), prospects, financial position or capital of the Company;

(l)	the due diligence conducted by the Agent shall not have revealed any adverse material change or adverse material fact in respect of the Company not generally known to the public which should have been previously disclosed pursuant to Applicable Securities Laws, and the Agent being satisfied, acting reasonably, with the results of their due diligence investigation of the Company prior to the Closing Time;

(m)	the Company will have, as of the Closing Time, complied with all of its covenants and agreements contained in this Agreement;

(n)	the representations and warranties of the Company contained in this Agreement will be materially true and correct as of the Closing Time as if such representations and warranties had been made as of the Closing Time; and

(o)	certificates, opinions and other documents contemplated by Section 7.13 of this Agreement will have been delivered to the Agent and its legal counsel.

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8.3 The Offering will be completed at the offices of the Company’s legal counsel at such time (the “Closing Time”) and on the applicable Closing Date as may be agreed to by the Company and the Agent in consultation with the Exchange; provided, however, that if the Company has not been able to comply with any of the covenants or conditions set out herein required to be complied with by the Closing Time and Closing Date or such other date and time as may be mutually agreed to, or if this Agreement is terminated in accordance with Section 9 hereof, the respective obligations of the parties will terminate without further liability or obligation except for obligations of the Company with respect to the payment of expenses and indemnity and contribution provided for in this Agreement.

8.4 The Company will, on the applicable Closing Date, deliver the Securities, through its registrar and transfer agent, to the Agent against payment of the Proceeds.

8.5 If the Company has satisfied all of its obligations under this Agreement, the Agent will, on the applicable Closing Date, pay the Proceeds to the Company against delivery of the Securities.

Section 9.	TERMINATION

9.1 Except as otherwise provided herein, all terms and conditions set out herein shall be construed as conditions and any breach or failure by the Company to comply with any such conditions in favour of the Agent shall entitle the Agent to terminate in accordance with Section 9.2 its obligations under this Agreement by written notice to that effect given to the Company prior to the Closing Time on the Closing Date. It is understood each Agent may waive in whole or in part, or extend the time for compliance with, any of such terms and conditions without prejudice to its rights in respect of any subsequent breach or non-compliance, provided that to be binding on an Agent, any such waiver or extension must be in writing and signed by the Agent.

9.2 The Agent may terminate its obligations under this Agreement by notice in writing to the Company at any time before the Closing Time if, as determined in the sole discretion of the Agent:

(a)	the Agent is not satisfied in its sole discretion with its due diligence review and investigations of the Company, its directors, its officers and its business;

(b)	there is a Material Change or a change in any Material Fact or a new Material Fact shall arise which, in the Agent’s sole opinion acting reasonably, would be expected to have an adverse change or effect on the business, affairs, prospects or financial condition of the Company or on the market price or the value of the Common Shares;

(c)	the state of the financial markets, whether national or international, is such that, in the Agent’s sole opinion acting reasonably, it would be impractical or unprofitable to offer or continue to offer the Offered Shares for sale;

(d)	there should develop, occur or come into effect any event of a nature, including without limitation, accident, act of terrorism, public protest, governmental law or regulation which, in the Agent’s sole opinion acting reasonably, adversely affects or may adversely affect the financial markets or the business, affairs, prospects or financial condition of the Company or the market price or value or marketability of the Offered Shares;

(e)	there should occur any change, event, fact or circumstance (actual, contemplated or threatened) or any development that could result in such a change, event, fact or circumstance, any of which, in the sole opinion of the Agent, acting reasonably, could be expected to have a material adverse effect on the Business, operations, capital condition (financial or otherwise), properties, assets, liabilities, obligations or affairs of the Company or the market price or value or the marketability of the Offered Shares;

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(f)	there is an enquiry or investigation (whether formal or informal) by any regulatory authority in relation to the Company or any one of its officers, promoters or directors, or any principal holders of Common Shares;

(g)	any order to cease trading (including communicating with persons in order to obtain expressions of interest) in the Common Shares or other securities of the Company is made by a competent regulatory authority and that order is still in effect;

(h)	the Company is in breach of any material term or covenant of this Agreement in any material respect;

(i)	any of the representations or warranties made by the Company in this Agreement is false or has become false in any material respect;

(j)	the Agent is advised that the Exchange will not approve the listing of the Common Shares;

(k)	if any new or amended prospectus with respect to the Offering discloses information which, in the Agent’s sole opinion, acting reasonably, results at any time prior to the Closing Time in the subscribers to the Offering of a material amount of the Offered Shares exercising their rights under the Applicable Securities Laws to withdraw from or rescind their purchase thereof;

(l)	there is any amendment to Applicable Securities Laws which will, in the Agent’s opinion, increase the costs and expenses incurred or to be incurred by the Agent in connection with the offering of the Offered Shares, or impose any limitations or restrictions on the exercise of the Agent’s Warrant or on the subsequent trading of the Agent’s Shares acquired pursuant to the exercise of the Agent’s Warrant; or

(m)	there is any breach or non-performance by the Company of any provisions of any order of the Commissions or the Exchange or any other securities commission, stock exchange or other regulatory authority having jurisdiction over the Company.

9.3 This Agreement will terminate if the Effective Date has not occurred within 90 days of the reference date of this Agreement or by such other date as may be agreed to in writing by the Company and the Agent.

9.4 Neither the giving nor the failure to give notice under Section 9.2 shall in any way affect the entitlement of the Agent to exercise their rights under Section 9.2 at any time prior to or at the Closing Time on the Closing Date.

9.5 The rights of termination contained in this Article 9 are in addition to any other rights or remedies the Agent may have in respect of any default, act or failure to act or non-compliance by the Company in respect of any of the matters contemplated by this Agreement or otherwise.

Section 10.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

10.1 The Company represents and warrants to the Agent. and acknowledges that the Agent is relying upon such representations and warranties in entering into this Agreement, that:

(a)	the Company is duly formed and exists in good standing under the laws of the state of Delaware and no proceedings have been instituted or are pending for the dissolution, liquidation or winding-up of the Company, and the Company has full power and capacity to enter into, carry out the transactions contemplated by, and duly observe and perform all its obligations contained in this Agreement;

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(b)	all of the shares of the Subsidiary are legally and beneficially owned by the Company, free and clear of all liens, charges and encumbrances of any kind whatsoever;

(c)	the Subsidiary is the only subsidiary of the Company and is duly incorporated and validly existing and in good standing under the laws of its jurisdiction of incorporation and no proceedings have been instituted or are pending for its dissolution, liquidation or winding-up;

(d)	the Company is duly registered or licensed to carry on its Business in each jurisdiction in which it carries on business or owns property;

(e)	the Company: (i) has conducted and is conducting and will conduct its Business in compliance in all material respects with all applicable laws, rules and regulations and, in particular, all applicable licensing, environmental legislation, regulations or by-laws or other lawful requirements of any governmental or regulatory bodies applicable to it of each jurisdiction in which it carries on its Business; (ii) holds all licenses, permits, registrations and qualifications in all jurisdictions in which it carries on its Business which are necessary or desirable to carry on the Business as now conducted and as presently proposed to be conducted; (iii) all such licenses, permits, registrations or qualifications are valid and existing and in good standing; (iv) all of such licenses, permits, registrations and qualifications and any related application materials and correspondence has been provided to the Agent; (v) none of such licenses, permits, registrations or qualifications contains any burdensome term, provision, condition or limitation which has or is likely to have any material adverse effect on the Business as now conducted or as presently proposed to be conducted; and (vi) the Company is not aware of any legislation, regulation, rule or lawful requirements presently in force or proposed to be brought into force which the Company anticipates the Company will be unable to comply with without materially adversely affecting the Company;

(f)	the authorized and issued capital of the Company is as disclosed in the Prospectuses and the issued Common Shares of the Company are validly issued and outstanding;

(g)	the descriptions of the securities of the Company in the Prospectuses are true, complete and accurate descriptions of the rights, privileges, restrictions, terms and conditions attaching to such securities;

(h)	all securities issued by the Company and any exercise, transfer, repurchase or cancellation thereto, have been approved by the directors of the Company and all of the issued and outstanding Shares are fully paid and non-assessable and have been duly and validly authorized and issued, in compliance with applicable laws;

(i)	except as disclosed in the Final Prospectus, no person, firm or corporation has any agreement, option, right or privilege, whether pre-emptive, contractual or otherwise, capable of becoming an agreement for the purchase, acquisition, subscription for or issuance of any of the unissued shares of the Company or the Subsidiary, or other securities convertible, exchangeable or exercisable for shares of the Company or the Subsidiary;

(j)	the Prospectuses contains full, true and plain disclosure of all Material Facts relating to the Company, its Business and securities, and contains no Misrepresentations, and the Prospectuses complies in all material respects with Applicable Securities Laws, including without limitation, Exchange Policies;

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(k)	other than the Subsidiary, the Company does not have any subsidiaries and the Company is not “affiliated” with, nor is it a “holding corporation” of, any other body corporate, nor is it a partner of any partnerships (other than participating in industry partnerships in the ordinary course of business) or limited partnerships;

(l)	the minute books and records for the Company and the Subsidiary, as provided to the Agent and its legal counsel contain full, true and correct copies of the constating documents of the Company and the Subsidiary, respectively, and contain copies of all material agreements and all minutes of all meetings (to the extent such minutes have been reviewed and approved by the board of directors) and all consent resolutions of the directors, committees of directors and shareholders and partners of the Company and the Subsidiary, respectively, and all such meetings were duly called and properly held and all consent resolutions were properly passed and adopted;

(m)	the Company:

(i)	will be, at the Closing Time, a reporting issuer (within the meaning of Applicable Securities Laws) or the equivalent in each of the provinces of British Columbia, Alberta, Saskatchewan, Manitoba and Ontario; and

(ii)	is not in default of any of the requirements of the Applicable Securities Laws of the Qualifying Jurisdictions;

(n)	all documents previously published or filed by the Company with the Regulatory Authorities (the “Continuous Disclosure Materials”) contain no misrepresentation as of the Closing Time and were prepared in accordance with and comply in all material respects with Applicable Securities Laws of the Qualifying Jurisdictions and the Company is not in default of its filings under, nor has it failed to file or publish any document required to be filed or published under Applicable Securities Laws of the Qualifying Jurisdictions;

(o)	all of the transactions of each of the Company and the Subsidiary have been promptly and properly recorded or filed in or with its books or records and its minute book contains, in all material respects, all of its transactions, all records of the meetings and proceedings of its directors, shareholders and other committees, if any, since incorporation;

(p)	except as disclosed in the Prospectus in regard of the Gilbraltar Business Capital, LLC factoring and security agreement dated January 22, 2018, the Company is not a party to or bound by or affected by any commitment, agreement or document containing any covenant which expressly limits the freedom of the Company to compete in any line of business, transfer or move any of its assets or operations or which materially or adversely affects the business practices, operations or condition of the Company;

(q)	each of the Company and the Subsidiary have conducted and is conducting its business in material compliance with all applicable laws, rules and regulations of each jurisdiction in which its business is carried on, is in material compliance with all terms and provisions of any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease, license or other agreement or instrument to which the Company or the Subsidiary is a party or by which it or any of them may be bound, or to which any of the property or assets of the Company or the Subsidiary is subject that are material to the conduct of its business (collectively, the “Agreements and Instruments”) and all such Agreements and Instruments are valid and binding in accordance with their terms and in full force and effect, and no material breach or default by the Company or the Subsidiary or event which, with notice or lapse or both, could constitute a material breach or default by the Company or the Subsidiary, exists with respect to any obligation, agreement, covenant or condition contained therein;

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(r)	the financial statements of the Company which form part of the Prospectuses accurately and fairly reflect all liabilities (absolute, accrued, contingent or other) of the Company as of the date thereof, have been prepared in accordance with International Financial Reporting Standards (“IFRS”) applied on a consistent basis and accurately reflect the financial position and condition of the Company at the date of the financial statements and there have been no adverse material changes in the financial position of the Company since that date, except as fully and plainly disclosed in the Prospectuses;

(s)	the Company maintains, and will maintain, at all times prior to the Closing Date a system of internal accounting controls sufficient to provide reasonable assurance that:

(i)	transactions are executed in accordance with management’s general or specific authorizations;

(ii)	transactions are recorded as necessary to permit the preparation of financial statements in conformity with IFRS, and to maintain asset accountability;

(iii)	material information relating to the Company and the Subsidiary is made known to those responsible for the preparation of the financial statements during the period in which the financial statements have been prepared and that such material information is disclosed to the public within the time periods required by applicable laws; and

(iv)	all significant deficiencies and material weaknesses in the design or operation of such internal controls that could adversely affect any of the Company’s or the Subsidiary’s ability to disclose to the public information required to be disclosed by them in accordance with applicable law and all fraud, whether or not material, that involves management or employees that have a significant role in the Company’s or the Subsidiary’s internal controls have been disclosed to the audit committee of the Company;

(t)	there has been no change in accounting policies or practices of the Company or the Subsidiary since September 30, 2019, except as has been disclosed in the interim financial statements;

(u)	the audit committee of the Company is comprised and operates in accordance with the requirements of NI 52-110 that are applicable to the Company;

(v)	there has not been any reportable event (within the meaning of Section 4.11 of NI 51-102) with the auditors of the Company;

(w)	there has not been any material change in the capital, assets, liabilities or obligations (absolute, accrued, contingent or otherwise) of the Company from the position set forth in the Financial Statements that has not otherwise been disclosed in the Prospectuses and there has not been any adverse material change in the Business, operations, capital, properties, assets, liabilities (absolute, accrued, contingent or otherwise), condition (financial or otherwise) or results of operations of the Company since September 30, 2019; and since that date there have been no material facts, transactions, events or occurrences which could materially adversely affect the Business, operations, capital, properties, assets, liabilities (absolute, accrued, contingent or otherwise), condition (financial or otherwise) or results of operations of the Company;

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(x)	all material receivables recorded on the books of the Company are bona fide and are good and collectible without set off or counterclaim, subject to any provision made in the Financial Statements;

(y)	the Company has not, directly or indirectly: (i) made or authorized any contribution, payment or gift of funds or property to any official, employee or agent of any governmental agency, authority or instrumentality of any jurisdiction; or (ii) accepted any funds or made any contribution to any candidate for public office, where either the acceptance, payment or the purpose of such contribution, payment of gift was, is, or would be prohibited under the Canada Corruption of Foreign Public Officials Act (Canada) or the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept Obstruct Terrorism Act (United States) or the rules and regulations promulgated thereunder or under any other legislation of any relevant jurisdiction covering a similar subject matter applicable to the Company and their respective operations;

(z)	the operations of the Company are and have been conducted at all times in compliance with all applicable anti-money laundering laws, regulations, rules and guidelines in its jurisdiction of incorporation and in each other jurisdiction in which such entity, as the case may be, conducts business (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental or regulatory agency, authority or body or any arbitrator involving the Company or its respective directors or officers with respect to any of the Money Laundering Laws is pending or, to the Company’s knowledge, threatened or contemplated;

(aa)	there are no actions, claims, suits, proceedings or inquiries in existence or, to the knowledge of the Company, pending or threatened against or affecting the Company at law or in equity or before or by any federal, provincial, municipal or other governmental department, commission, board, bureau or agency which may in any way materially adversely affect the Business, operations, capital, properties, assets, liabilities (absolute, accrued, contingent or otherwise), condition (financial or otherwise) or results of operations of the Company or its properties or assets (taken as a whole) or which affects or may affect the distribution of the Securities or which would impair the ability of the Company to consummate the transactions contemplated hereby or to duly observe and perform any of its covenants or obligations contained herein and the Company is not aware of any existing ground on which such action, suit, claim, proceeding or inquiry might by commenced with any reasonable likelihood of success;

(bb)	there are no judgments against the Company which are unsatisfied, nor are there any consent decrees or injunctions to which the Company is subject;

(cc)	the Company is not in default or breach of, and the execution and delivery of, and the performance of and compliance with the terms of this Agreement or any of the transactions contemplated hereby, does not and will not result in any breach of, or be in conflict with or constitute a default under, or create a state of facts which, after notice or lapse of time, or both, would result in a breach of or constitute a default under:

(i)	any term or provision of the articles or by-laws of the Company or resolutions of the directors (or any committee thereof) or shareholders of the Company;

(ii)	any mortgage, note, indenture, contract, agreement (written or oral), instrument, lease or other document to which the Company is a party or by which it is bound; or

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(iii)	any law, judgment, decree, order, statute, rule or regulation applicable to the Company or its properties or assets;

which default or breach might reasonably be expected to materially adversely affect the Business, operations, capital or condition (financial or otherwise) of the Company or would impair the ability of the Company to consummate the transactions contemplated hereby or to duly observe and perform any of its covenants or obligations contained herein;

(dd)	each contract to which the Company is a party or by which it is bound which is material to the Business has been validly approved by the directors of the Company, has been executed by the parties thereto and remains in full force and effect as of the date hereof;

(ee)	to the best of the knowledge of the Company, no other party is in material default in the observance or performance of any term or obligation to be performed by it under any contract to which the Company is a party or by which it is bound which is material to the Business and no event has occurred which with notice or lapse of time or both would directly or indirectly constitute such a default, in any such case which default or event would reasonably be expected to have a material adverse effect on the assets or properties, Business, results of operations, prospects or condition (financial or otherwise) of the Company;

(ff)	the Company is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts that are customary in the business in which it is engaged; all policies of insurance and fidelity or surety bonds insuring the Company or its businesses, assets, employees, officers and directors are in full force and effect, the Company is in compliance with the terms of such policies and instruments in all material respects and there are no material claims by the Company under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause; the Company has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its Business at a cost that would not have a material adverse effect on the condition (financial or otherwise) prospects, earnings, Business or properties of the Company;

(gg)	except as disclosed in the Prospectus in regard of the Gibraltar Business Capital, LLC factoring and security agreement dated January 22, 2018,, each of the Company and the Subsidiary has good title to its respective assets, free and clear of all liens, charges and encumbrances of any kind whatsoever;

(hh)	except to the extent that any violation or other matter referred to in this subparagraph does not have or could not have a material adverse effect on the Business, financial condition, assets, properties, liabilities or operations of the Company:

(i)	the Company is not in violation of any Environmental Laws;

(ii)	the Company has operated its Business at all times and have received, handled, used, stored, treated, shipped and disposed of all contaminants without violation of Environmental Laws;

(iii)	there have been no spills, releases, deposits or discharges of hazardous or toxic substances, contaminants or wastes into the earth, air or into any body of water or any municipal or other sewer or drain water systems by the Company that have not been remedied;

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(iv)	no orders, directions or notices have been issued and remain outstanding pursuant to any Environmental Laws relating to the Business or assets of the Company;

(v)	the Company has not failed to report to the proper federal, provincial, municipal or other political subdivision, government, department, commission, board, bureau, agency or instrumentality, domestic or foreign the occurrence of any event which is required to be so reported by any Environmental Law;

(vi)	the Company holds all licenses, permits and approvals required under any Environmental Laws in connection with the operation of the Business and the ownership and use of its assets, all such licenses, permits and approvals are in full force and effect, and the Company has not received any notification pursuant to any Environmental Laws that any work, repairs, constructions or capital expenditures are required to be made by it as a condition of continued compliance with any Environmental Laws, or any license, permit or approval issued pursuant thereto, or that any license, permit or approval referred to above is about to be reviewed, made subject to limitation or conditions, revoked, withdrawn or terminated; and

(vii)	the Company (including, if applicable, any predecessor companies thereof) has not received any notice of, or been prosecuted for an offence alleging, material non-compliance with any Environmental Laws, and the Company (including, if applicable, any predecessor companies) has not settled any allegation of material non-compliance short of prosecution;

(ii)	any and all operations of the Company, and, to the knowledge of the Company, any and all operations by third parties, on or in respect of the assets and properties of Company have been conducted in accordance with good industry practices and in material compliance with applicable laws, rules, regulations, orders and directions of governmental and other competent authorities;

(jj)	the Company is not a party to or bound by any agreement of guarantee, indemnification (other than an indemnification of directors and officers in accordance with the by-laws of the applicable entity and applicable laws, indemnification agreements or covenants that are entered into arising in the ordinary course of business, including operating and similar agreements and title documentation, indemnification and contribution provisions in agency and underwriting agreements, credit agreements with the entity’s banks, in subscription receipt agreements, subscription agreements and transfer agency agreements) or any other like commitment of the obligations, liabilities (contingent or otherwise) of indebtedness of any other person;

(kk)	the Company does not have any loans or other indebtedness outstanding which has been made to or from any of its shareholders, officers, directors or employees or any other person not dealing at arm’s length with the Company, that is currently outstanding;

(ll)	except to sales commissions to certain employees, no officer, director, or, to the knowledge of the Company, any employee, consultant or any other person not dealing at arm’s length with the Company or any associate or affiliate of any such person, owns, has or is entitled to any royalty, net profits interest, carried interest, licensing fee or any other encumbrances or claims of any nature whatsoever from the Company;

(mm)	the Company has entered into an industry standard executive employment contract with each of its executive officers and such executive employment contracts have been validly approved by the directors of the Company and remain in full force and effect as of the date hereof;

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(nn)	each director and officer of the Company has been duly elected and appointed, as applicable, to his or her respective position with the Company;

(oo)	the directors, officers and key employees of the Company are as disclosed in the Prospectuses and the compensation arrangements with respect to the Company’s directors and executive officers are as disclosed in the Prospectuses and there are no pensions, profit sharing, group insurance or similar plans or other deferred compensation plans of any kind whatsoever affecting the Company;

(pp)	all contracts and agreements material to the Company and the Subsidiary (collectively, the “Material Contracts”) have been disclosed in the Prospectuses and neither the Company nor the Subsidiary has approved, entered into any binding agreement in respect of, nor has any knowledge of, the purchase of any material property or assets or any interest therein or the sale, transfer or other disposition of any material property or assets or any interest therein currently owned, directly or indirectly, by the Company or the Subsidiary, whether by asset sale, transfer of shares or otherwise;

(qq)	there are no amendments to the Material Contracts that have been, are required to be, or to the knowledge of the Company or the Subsidiary, are proposed to be made, other than as have been disclosed in the Prospectuses;

(rr)	there are no “significant acquisitions”, “significant dispositions” or “significant probable acquisitions” for which the Company is required, pursuant to Applicable Securities Laws of the Qualifying Jurisdictions to include additional financial disclosure in the Prospectuses;

(ss)	since September 30, 2019, the Company has not incurred, assumed or suffered any liability (absolute, accrued, contingent or otherwise) or entered into any transaction which is or may be material to the Company and which is not in the ordinary course of business;

(tt)	other than as provided for in this Agreement, the Company has not incurred any obligation or liability (absolute, accrued, contingent or otherwise) for brokerage fees, finder’s fees, underwriter’s, agent’s commission or advisory fees or other similar forms of compensation with respect to the transactions contemplated hereby;

(uu)	the books of account and other records of the Company, whether of a financial or accounting nature or otherwise, have been maintained in accordance in all material respects with prudent business practices;

(vv)	all filings made by the Company under which the Company has received or is entitled to government incentives, have been made in accordance, in all material respects, with all applicable legislation and contain no misrepresentations of material fact or omit to state any material fact which could cause any amount previously paid to the Company, or previously accrued on the account thereof to be recovered or disallowed;

(ww)	at the Closing Time: (i) the Offered Shares and the Agent’s Warrants will be duly and validly created, authorized, allotted, issued and delivered; (ii) the Offered Shares will be issued as fully paid and non-assessable Common Shares in the capital of the Company; (iii) the Agent’s Warrant Shares will be duly and validly authorized and reserved for issuance; and (iv) upon issuance in accordance with the due and proper exercise of the Agent’s Warrants, the Agent’s Warrant Shares will be issued as fully paid and non-assessable Common Shares in the capital of the Company;

(xx)	the definitive form of certificates for the Common Shares and the Agent’s Warrant Certificates have been, and will be on the Closing Date, duly authorized, approved and adopted by the Company and comply with all legal requirements relating thereto, including the requirements of the Exchange;

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(yy)	the Company does not have a shareholder rights protection plan in place;

(zz)	to the knowledge of the Company, none of its directors or officers are now, or have ever been, subject to an order or ruling of any securities regulatory authority or stock exchange prohibiting such individual from acting as a director or officer of a public company or of a company listed on a particular stock exchange;

(aaa)	the Due Diligence Session Responses will be true and correct where they relate to matters of fact, and as at the time such responses are given and such responses taken as a whole shall not omit any fact or information necessary to make any of the responses not misleading in light of the circumstances in which such responses were given, and the Company and its directors and officers will have responded in a thorough and complete fashion. Where the Due Diligence Session Responses reflect the opinion or view of the Company or its directors or officers (including, Due Diligence Session Responses or portions of such Due Diligence Session Responses, which are Forward-looking Statements), such opinions or views are subject to the qualifications and provisions set forth in the Due Diligence Session Responses and will be honestly held and believed to be reasonable at the time they are given; provided, however, it shall not constitute a breach of this paragraph solely if the actual results vary or differ from those contained in Forward-looking Statements;

(bbb)	any statistical and market-related data included in the Prospectuses relating to the Company is based on or derived from sources the Company believes to be reliable and accurate, and the Company has obtained consent to the use of such data from such appropriate sources to the extent required;

(ccc)	Computershare Trust Company of Canada has been duly appointed registrar as the registrar and transfer agent of the Common Shares, at its principal office in the City of Calgary;

(ddd)	provided they are listed on the Exchange at the relevant time, the Shares and the Agent Warrant Shares will be qualified investments under the Income Tax Act (Canada) for a trust governed by a registered retirement savings plan, a registered retirement income fund, a deferred profit sharing plan, a registered education savings plan, a registered disability savings plan and for a tax-free savings account;

(eee)	the Company has not received any notice from any court, governmental agency or body or regulatory authority of any restriction on its ability to conduct its Business as it is currently conducted or proposed to be conducted, or to own, lease or operate its properties and assets;

(fff)	the Company has complied and will comply fully with the requirements of all applicable laws, including, without limitation, the Applicable Securities Laws in relation to the issue and trading of its securities and all matters relating to the Offering;

(ggg)	the Company has full corporate capacity, power and authority to execute and deliver the Prospectuses and all requisite action has been taken by the Company to authorize the execution and delivery by it of the Prospectuses;

(hhh)	the Prospectuses will be prepared and filed in compliance with the Applicable Securities Laws of the Qualifying Jurisdictions, and, at the time of delivery of the Offered Shares to the Agent, the Final Prospectus will comply with the Applicable Securities Laws of the Qualifying Jurisdictions and the Company shall fulfill and comply with the necessary requirements of the Applicable Securities Laws of the Qualifying Jurisdictions in order to enable the Offered Shares to be lawfully distributed in the Qualifying Jurisdictions (through the Agent or any other investment dealers or brokers registered as such in the Qualifying Jurisdictions and acting in accordance with the terms of their registrations and the Applicable Securities Laws of the Qualifying Jurisdictions);

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(iii)	the Prospectuses, including any and all amendments thereto, contain no misrepresentation and constitute full, true and plain disclosure of all material facts relating to the Company and the securities to be issued pursuant to the Offering and comply with Applicable Securities Laws of the Qualifying Jurisdictions;

(jjj)	the Proceeds of the Offering will be used for the purposes and in the manner specified in the Offering Documents;

(kkk)	except as provided herein, there is no person, firm or corporation which has been engaged by the Company to act for the Company and which is entitled to any brokerage or finder’s fee in connection with this Agreement or the transactions contemplated hereunder;

(lll)	the Company has full corporate capacity, power and authority to execute this Agreement, the escrow agreement referred to in the Prospectuses (the “Escrow Agreement”) and the Agent’s Warrant Certificate and to perform its obligations set out herein and therein, including, without limitation, to issue the Offered Shares and the Agent’s Shares (upon due exercise of the Agent’s Warrant), and to carry out the transactions contemplated hereby and by the Prospectuses, and this Agreement, the Escrow Agreement and the Agent’s Warrant Certificate will be, on the Closing Date, duly authorized, executed and delivered by the Company and this Agreement and the Escrow Agreement are and the Agent’s Warrant Certificate will on the Closing Date be, legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights of creditors generally, and except as limited by the application of equitable principals when equitable remedies are sought and by the fact that rights to waiver, indemnity and contribution, and the ability to sever unenforceable terms, may be limited by applicable law;

(mmm)	none of the directors or senior officers of the Company, any holder of more than 10% percent of its outstanding Common Shares, any promoters of the Company, or any Associates or Affiliates of any of the foregoing persons or companies (as “Promoters”, “Associates” or “Affiliates” are defined in the Applicable Securities Laws):

(i)	has had any material interest, direct or indirect, in any material transaction within the three years prior to the date of the Preliminary Prospectus, or

(ii)	has any material interest, direct or indirect, in any material transaction,

which, as the case may be, materially affects, is material to or will materially affect the Company, except as stated in the Prospectuses, in which are fully set forth all relevant particulars required by the Applicable Securities Laws;

(nnn)	the Company is not in default or breach of, and the execution and delivery of, and the performance of and compliance with the terms of this Agreement, the Escrow Agreement and the Agent’s Warrant Certificate by the Company or any of the transactions contemplated hereby or thereby, do not and will not result in any breach of, or constitute a default under, or do not and will not create a state of facts which, after notice or lapse of time or both, would result in a breach of or constitute a default under, any term or provision of the articles, by-laws or resolutions of the shareholders or directors of the Company, or any indenture, mortgage, note, contract, agreement (written or oral), instrument, lease or other document to which the Company is a party or by which it is bound, or any law, judgment, decree, order, statute, rule or regulation applicable to the Company which default or breach might reasonably be expected to materially adversely affect the business, operations, capital or condition (financial or otherwise) of the Company or its properties or assets, or would impair the ability of the Company to consummate the transactions contemplated hereby or thereby or to duly observe and perform any of its covenants or obligations contained in this Agreement, the Escrow Agreement and the Agent’s Warrant Certificate;

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(ooo)	upon their issuance, the Offered Shares and the Agent’s Warrant Shares that may be issued upon the due exercise (including payment of the exercise price per Agent’s Warrant Share) of the Agent’s Warrants will be validly issued as fully paid and non-assessable Common Shares of the Company;

(ppp)	except as disclosed in the Prospectuses:

(i)	none of the directors or officers of the Company is indebted or under obligation to the Company on any account whatsoever; and

(ii)	the Company has not guaranteed or agreed to guarantee any debt, liability or other obligation of any kind whatsoever of any person, firm or corporation of any kind whatsoever;

(qqq)	to the knowledge of management of the Company and except for the Escrow Agreement, neither the Company nor any of its shareholders is a party to any voting trust, securities pooling agreement or similar type of arrangement or agreement in force in respect of any of the securities of the Company;

(rrr)	the Company has not, directly or indirectly, declared or paid any dividends or declared or made any other distribution on any of its Common Shares or any other shares of any class since incorporation, and, subject to the rules, policies and regulations of the Exchange, and the restrictions on the declaration and payment of dividends by the Company as disclosed in the Prospectuses, there is not, in the constating documents or by-laws of the Company or in any agreement, mortgage, note, debenture, indenture or other instrument or document to which the Company is a party, any restriction upon or impediment to the declaration or payment of dividends by the directors of the Company or the payment of dividends by the Company to the holders of its Common Shares;

(sss)	application has been made to list the outstanding Common Shares of the Company, including without limitation the Offered Shares and the Agent’s Warrant Shares issuable upon exercise of the Agent’s Warrants on the Exchange, and conditional approval of such application has been obtained from the Exchange, subject only to fulfillment of the standard post-closing conditions of the Exchange;

(ttt)	other than as may be required, and as have or will be obtained prior to the Closing Date, under the Applicable Securities Laws or Exchange Policy, requisite filings with the Commissions (and the issuance by the Commissions of receipts for the Final Prospectus) and the Exchange and final approval/acceptance of the Offering from the Exchange, no approval, authorization, consent or other order of any governmental authority is required in connection with the execution, delivery or performance by the Company of this Agreement, the Escrow Agreement or the Agent’s Warrant Certificate;

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(uuu)	except as disclosed in the Preliminary Prospectus and the Final Prospectus, no order ceasing or suspending trading in securities of the Company or prohibiting the sale of such securities has been issued against the Company or, to the best of the Company’s knowledge after due inquiry, against any of its directors, officers and promoters; and, to the Company’s knowledge, no proceedings for this purpose have been instituted or are pending, contemplated or threatened;

(vvv)	all statements, facts, data, information and materials provided from time to time by the Company in writing to the Agent relating to the Company and the directors and officers of the Company are true and correct in all material respects and all material facts relating to the subject matter have been fully disclosed to the Agent and such statements, facts, data, information and materials did not and do not contain a Misrepresentation;

(www)	no securities commissions or other governmental authority has issued any order preventing or suspending the use of the Preliminary Prospectus or the Final Prospectus;

(xxx)	the Company has advised the directors and officers of the Company about:

(i)	the nature and scope of their responsibilities and duties as directors and officers, respectively, of a public corporation listed on the Exchange; and

(ii)	the obligations of the Company to prepare, file, publish and disseminate, as applicable, such information and documentation as may be required by the Applicable Securities Laws, including, without limitation, as required by Exchange Policies;

(yyy)	the directors and senior officers of the Company have or will have been provided with a copy of the Preliminary Prospectus and the Final Prospectus for their review, and the directors have or will have duly approved the Preliminary Prospectus and the Final Prospectus and the financial statements included in the Prospectus at the respective times they are filed with the Commissions and the Exchange and will have authorized the distribution of the Prospectuses by the Agent in connection with the Offering;

(zzz)	except for a non-exclusive license to use an internet platform from Gurtam Inc., the Company is the exclusive owner of all right, title and interest in and to, or possesses the exclusive right to use, all of the registered and material intellectual property used by the Company (“IP Rights”) free and clear of all encumbrances and claims of any nature. The Company has not assigned, licensed or otherwise conveyed any of its IP Rights;

(aaaa)	the IP Rights of the Company are in full force and effect and have not been used, not used, enforced or not enforced in a manner that could reasonably be expected to result in their abandonment, cancellation or unenforceability. There is no claim existing or, to the Company’s knowledge, threatened alleging adverse ownership, invalidity or other opposition to, or any conflict with, any of the Company’s IP Rights. In the past five years, Company has not received written notice of any alleged infringement or misappropriation from any person or entity with respect to the IP Rights of the Company. During such period, to the Company’s knowledge, Company has not infringed and is not currently infringing on the IP Rights of any other person or entity;

(bbbb)	the Company has the full right and authority to use, and to continue to use, its IP Rights in connection with the conduct of its businesses in the manner presently conducted, and such use or continuing use does not, to the Company’s knowledge, infringe upon or violate any rights of any other person or entity. The IP Rights of the Company are sufficient to conduct the Business as presently conducted. All licenses to which the Company is a party relating to IP Rights are in good standing, binding and enforceable in accordance with their respective terms and no material default exists on the part of the Company;

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(cccc)	there are no outstanding or, to the Company’s knowledge, threatened disputes or other disagreements with respect to any licenses or contracts, or with respect to infringement by another person or entity of any of the IP Rights of the Company. To the knowledge of the Company, no person or entity is infringing, or is threatening to infringe, upon or otherwise violate, any of the IP Rights owned by the Company;

(dddd)	all of the IP Rights of the Company developed or created by employees of the Company or pursuant to agreements with outside consultants or contractors have been assigned to the Company in writing or in another enforceable manner;

(eeee)	except for a non-exclusive license to use an internet platform from Gurtam Inc., no royalty or other fee is required to be paid by the Company to any other person or entity in respect of the use of any IP Rights and there are no restrictions on the ability of the Company or any successor to, or assignee from, the Company to use and exploit all rights in such IP Rights;

(ffff)	the Company has used best commercially efforts (including measures to protect secrecy and confidentiality, where appropriate) to protect its IP Rights and confidential information;

(gggg)	no material labour dispute with the employees of the Company or the Subsidiary currently exists or, to the knowledge of the Company or the Subsidiary, is imminent. Neither the Company nor the Subsidiary is a party to any collective bargaining agreement and, to the knowledge of the Company, no action has been taken or is contemplated to organize any employees of the Company or the Subsidiary;

(hhhh)	the Company is a non-resident of Canada pursuant to the Tax Act;

(iiii)	all Tax Returns, reports, elections, remittances and payments of the Company, required by law to have been filed or made, have been filed or made and are substantially true, complete and correct and all Taxes of the Company have been paid or accrued and are reflected in the financial statements which form part of the Prospectuses. All information returns required to be filed by the Company have been filed, and all statements required to be furnished to payees by the Company have been furnished to such payees, and the information set forth on such information returns and statements is accurate and complete in all material respects;

(jjjj)	the Company has made adequate provision for Taxes payable for the current period for which Tax Returns are not yet required to be filed and the Company is not aware of any contingent liability for Taxes affecting the Company;

(kkkk)	to the best of its knowledge, the Company has not:

(i)	made any election under Section 85 of the Income Tax Act (Canada) with respect to the acquisition or disposition of any property; or

(ii)	acquired any property from a person with whom it was not dealing at arm’s length for proceeds greater than the fair market value thereof, or disposed of any property to any such person for proceeds less than the fair market value thereof;

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(llll)	the Company has duly and timely withheld and collected all Taxes required by applicable law to be withheld or collected by it and has duly and timely remitted to the appropriate Tax Authority all such Taxes as and when required by applicable law;

(mmmm)	there are no proceedings, investigations or audits pending or, to the knowledge of the Company, threatened against or affecting the Company in respect of any Taxes, no event has occurred or circumstance exists which could reasonably be expected to give rise to or serve as a valid basis for the commencement of any such proceeding, investigation or audit and there are no matters under discussion, audit or appeal with any Tax Authority relating to Taxes;

(nnnn)	the Company is not party to any agreement or undertaking with respect to Taxes of any other person;

(oooo)	the Company has not executed or filed with any Tax Authority any agreement extending the period for assessment, reassessment or collection of any Taxes nor waived any statute of limitations;

(pppp)	there is not presently, and will not be until the completion of the Offering, any Material Change or change in any Material Fact relating to the Company which has not been or will not be fully disclosed to the Agent;

(qqqq)	no filing with, or authorization, approval, consent, license, order, registration, qualification or decree of any court or governmental authority or agency in Canada is necessary or required for the performance by the Company of its obligations hereunder, in connection with the Offering in the Qualifying Jurisdictions, or the consummation of the transactions contemplated by this Agreement, except such as have been already obtained, or as may be required, under Applicable Securities Laws;

(rrrr)	all information and documentation concerning the Company and the Subsidiary, the Offered Shares and the Offering, that has been provided to the Agent on their request by the Company in connection with this Agreement is accurate and complete in all material respects and not misleading and will not omit to state any fact or information which would be material to the Agent performing the services contemplated herein;

(ssss)	neither the Company nor, to the knowledge of the Company, any director, officer, agent, employee, affiliate or person acting on behalf of the Company is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department (“OFAC”); and the Company will not knowingly, directly or indirectly, use the proceeds of the Offering, or knowingly lend, contribute or otherwise make available such proceeds to any joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any United States sanctions administered by OFAC; and

(tttt)	there are no judgments against the Company which are unsatisfied, nor is the Company subject to any consent decrees or injunctions.

10.2 The representations and warranties of the Company contained in this Agreement shall be true at the Closing Time as though they were made at the Closing Time and they shall survive the completion of the transactions contemplated under this Agreement.

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Section 11.	REPRESENTATIONS AND WARRANTIES OF THE AGENT

11.1	The Agent represents and warrants to the Company that:

(a)	it is a valid and subsisting corporation duly incorporated, continued or amalgamated and in good standing under the laws of the jurisdiction in which it was incorporated, continued or amalgamated;

(b)	this Agreement has been authorized by all necessary corporate action on the part of the Agent; and

(c)	it will conduct its activities in connection with the Offering in compliance with this Agreement and all Applicable Securities Laws and the rules of the Investment Industry Regulatory Organization of Canada applicable to it.

Section 12.	GARNISHING ORDERS

12.1 If at any time, up to and including the Closing Time, the Agent receives a garnishing order or other form of attachment purporting to attach or garnish a part or all of the sale price of the Offered Shares, the Agent will be free, and is hereby authorized by the Company, to pay the amount purportedly attached or garnished into court.

12.2 Any payment by the Agent into court contemplated in this Agreement will be deemed to have been received by the Company as payment by the Agent against the sale price of the Offered Shares to the extent of the amount paid, and the Company will be bound to issue and deliver the Offered Shares proportionate to the amount paid by the Agent.

12.3 The Agent will not be bound to ascertain the validity of any garnishing order or attachment, or whether in fact it attaches any monies held by the respective Agent, and the Agent will be free to act with impunity in replying to any garnishing order or attachment.

12.4 The Company will release, indemnify and save harmless the Agent in respect of all damages, costs, expenses or liability arising from any acts of the Agent under this section.

Section 13.	INDEMNITY AND CONTRIBUTION

13.1 The Company (the “Indemnitor”) hereby agrees to indemnify and hold the Agent and each of the directors, officers, employees, sub-agents and shareholders of the Agent (hereinafter referred to as the “Personnel”) harmless from and against any and all expenses, losses, claims, actions, damages or liabilities, whether joint or several (excluding lost profits and any other indirect or consequential damages but including the aggregate amount paid in reasonable settlement of any actions, suits, proceedings or claims), and the reasonable fees and expenses of its counsel that may be incurred in advising with respect to and/or defending any claim that may be made against the Agent to which the Agent and/or its Personnel may become subject or otherwise involved in any capacity under any statute or common law or otherwise insofar as such expenses, losses, claims, damages, liabilities or actions arise out of or are based, directly or indirectly, upon the performance of professional services rendered to the Indemnitor by the Agent and its Personnel hereunder or otherwise in connection with the matters referred to in this Agreement, provided, however, that this indemnity shall not apply to the extent that a court of competent jurisdiction in a final judgment shall determine that:

(a)	the Agent or its Personnel have been grossly negligent or have exercised bad faith in the course of such performance; and

(b)	the expenses, losses, claims damages or liabilities, as to which indemnification is claimed, were directly caused by the gross negligence or bad faith conduct referred to in (a).

13.2 The Indemnitor hereby agrees to waive any right it may have of first requiring the Agent and/or its Personnel to proceed against or enforce any other right, power, remedy, security or claim payment from any other person before claiming under this indemnity.

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13.3 Without limiting the generality of the foregoing, this indemnity shall apply to all expenses (including legal expenses), losses, claims and liabilities that the Agent may incur as a result of any action or litigation that may be threatened or brought against the Agent.

13.4 If for any reason (other than the occurrence of any of the events itemized in (a) and (b) above), the foregoing indemnification is unavailable to the Agent and/or its Personnel or insufficient to hold it harmless, then the Indemnitor shall contribute to the amount paid or payable by the Agent and/or its Personnel as a result of such expense, loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnitor on the one hand and the Agent on the other hand but also the relative fault of the Indemnitor and the Agent, as well as any relevant equitable considerations; provided that the Indemnitor shall in any event contribute to the amount paid or payable by the Agent as a result of such expense, loss, claim, damage or liability any excess of such amount over the amount of the fees received by the Agent hereunder pursuant to the attached letter agreement. The rights of contribution herein provided shall be in addition to and not in derogation of any other right to contribute which the Agents and/or its Personnel have by statute or other law.

13.5 The Indemnitor agrees that in case (i) any legal proceeding shall be brought against the Indemnitor and/or the Agent and/or its Personnel by any governmental commission or regulatory authority or any stock exchange, or (ii) any entity having regulatory authority, either domestic or foreign, shall investigate the Indemnitor and/or the Agent and/or its Personnel, and any Personnel of the Agent shall be required to testify in connection therewith or shall be required to respond to procedures designed to discover information regarding, in connection with, or by reason of the performance of professional services rendered to the Indemnitor by the Agent, the Agent and/or its Personnel shall have the right to employ its own counsel in connection therewith, and the reasonable fees and expenses of such counsel as well as the reasonable costs and out-of-pocket expenses incurred by the Agent and/or its Personnel in connection therewith shall be paid by the Indemnitor as they occur.

13.6 Promptly after receipt of notice of the commencement of any legal proceeding against the Agent and/or its Personnel or after receipt of notice of the commencement of any investigation, which is based, directly or indirectly, upon any matter in respect of which indemnification may be sought from the Indemnitor, the Agent will notify the Indemnitor in writing of the commencement thereof and, the Indemnitor shall undertake the investigation and defence thereof on behalf of the Agent and/or any Personnel, as applicable, including the prompt employment of counsel reasonably acceptable to the Agent or the applicable Personnel affected and the payment of all reasonable expenses and throughout the course of any investigation or legal proceeding as contemplated herein, the Indemnitor will provide copies of all relevant documentation to the Agent, will keep the Agent advised of the progress thereof and will discuss with the Agent all significant actions proposed. Failure by the Agent to so notify the Indemnitor shall not relieve the Indemnitor of its obligation of indemnification hereunder unless (and only to the extent that) such failure results in forfeiture by the Indemnitor or material impairment of its substantive rights or defences.

13.7 No admission of liability and no settlement of any action shall be made without the prior written consent of the Indemnitor and the Agent or the Personnel affected, such consent not to be unreasonably withheld or delayed.

13.8 Notwithstanding that the Indemnitor shall undertake the investigation and defence of any action, the Agent or the Personnel affected shall have the right to employ separate counsel in any such action and participate in the defence thereof, but the fees and expenses of such counsel will be at the expense of the Agent or the Personnel affected unless (a) employment of such counsel has been authorized by the Indemnitor; (b) the Indemnitor shall not have assumed the defence of the action within 5 business days after receiving notice of the action; (c) the named parties to any such action include both the Indemnitor and the Agent or any Personnel and the Agent or the affected Personnel shall have been advised by counsel that there may be a conflict of interest between the Indemnitor and the Agent or the affected Personnel, as the case may be; or (d) there are one or more legal defences available to the Agent or the affected Personnel which are different from or in addition to those available to the Indemnitor.

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13.9 The indemnity and contribution obligations of the Indemnitor shall be in addition to any liability which the Indemnitor may otherwise have, shall extend upon the same terms and conditions to the Personnel of the Agent and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Indemnitor, the Agent and any of the Personnel of the Agent. The Indemnitor constitutes the Agent as trustee for the other indemnified parties as contemplated herein of the covenants of the Indemnitor under this Article 13 and the Agent hereby agrees to accept such trust and to hold and enforce such covenants on behalf of such persons. The foregoing provisions shall survive the completion of professional services rendered under the attached letter agreement or any termination of the authorization given by the attached letter agreement.

Section 14.	ALTERNATIVE TRANSACTION

14.1 If the Offering is not completed as a result of the Company’s decision to pursue an alternative business transaction within a period that is six months from the date of this Agreement, the Company shall pay the Agent an amount equal to the Agent’s Commission, Corporate Finance Fee (to the extent not already paid) and the Agent’s Warrants that would otherwise have been earned by the Agent assuming the maximum Offering (including the Over-Allotment Option) was completed together with Agent’s costs and expenses incurred and not reimbursed to that date. An alternative business transaction includes financing which has the effect of replacing the Offering or a business transaction involving a change of control of the Company or any material subsidiary including a merger, amalgamation, arrangement, take-over bid, insider bid, reorganization, joint venture, sale of all or substantially all assets, exchange of assets or similar transaction. An alternative business transaction does not include a financing arranged by the Company that is supplementary to the Offering contemplated herein.

Section 15.	RIGHT OF FIRST REFUSAL

15.1 If within the period ending twelve months from the Closing Date (the “ROFR Term”) the Company or any of its Affiliates undertakes a public or private offering of debt, equity or equity-based securities, or, if the Company otherwise requires financial advisory services, the Agent will have a right of first refusal to serve as its exclusive financial advisor for such financial advisory engagement and/or sole bookrunner, lead manager and exclusive placement agent for such financing (the “ROFR”). In such event, the Company and the Agent will enter into a separate agreement or other appropriate documentation for such engagement containing such compensation and other terms and conditions as are customary based on industry standards for similar engagements, including, without limitation, appropriate indemnification provisions.

15.2 The Company must provide the Agent with written notification if the Company or any of its Affiliates requires or proposes to obtain additional financing or financial advisory services contemplated above. Upon receipt of such notification, the Agent must exercise its ROFR within five Business Days, failing which the Agent shall relinquish its right with respect to that particular engagement and the ROFR shall continue in relation to any other public or private offerings of debt, equity, or equity-based securities in Canada, or financial advisory services of the Company during the ROFR Term.

15.3 If, prior to, or any time after, providing the Agent with such written notice, the Company or any if its Affiliates receives an offer from a third party to serve as bookrunner, manager, placement agent in connection with a financing in Canada or financial advisor in connection with a financial advisory engagement, the terms upon which such third party has proposed to act in such capacity shall be disclosed to the Agent by the Company in writing, and the Agent shall have five Business Days within which to exercise its ROFR on matching terms.

15.4 The Company represents and warrants to the Agent that it is not bound by, or otherwise subject to, any right of first refusal, right of first offer or other agreement or document which would conflict with the ROFR or would otherwise prevent or impair the Company from performing its obligations as set out in this Section 16.

Industrial Alliance Securities Inc. – Agency Agreement	Page 32 of 35

Section 16.	NOTICE

Any notice or other communication to be given hereunder shall be addressed and delivered to:

in the case of the Company:

Direct Communication Solutions, Inc.

17150 Via Del Campo #200

San Diego, CA 92127 U.S.A.

Attention: Chris Bursey

Email: cbursey@dcsbusiness.com

with a copy to:

Fang and Associates Barristers & Solicitors

Suite 1780 – 400 Burrard Street

Vancouver, British Columbia V6C 3A6

Attention: Paul Fang

Email: pmf@falawyers.ca

and in the case of the Agent:

Industrial Alliance Securities Inc.

26 Wellington St E #700

Toronto, Ontario M5E 1S2

Attention: Jeret Bode
Email: Jeret.Bode@IAGTO.CA

with a copy to:

Borden Ladner Gervais LLP
1900, 520 -3rd Ave SW
Calgary, AB T2P 0R3

Attention: Melissa Smith
Email: mesmith@blg.com

and if so given, shall be deemed to have been given and received upon receipt by the addressee or a responsible officer of the addressee if hand-delivered, mailed or sent by courier, or on the first Business Day following the day on which it is sent, if sent by email. Any party may, at any time, give notice in writing to the other in the manner provided for above of any change of address or telecopier number.

Section 17.	PRESS RELEASES

Subject to and in compliance with applicable laws, before the Company files or disseminates any press release relating to the Offering the Company shall obtain the Agent’s approval of such press release.

Section 18.	TIME

Time is of the essence of this Agreement.

Industrial Alliance Securities Inc. – Agency Agreement	Page 33 of 35

Section 19.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES

The representations, warranties, covenants and indemnities of the parties contained in this Agreement will survive the Closing until the date that is 36 months following the Closing Date.

Section 20.	ENTIRE AGREEMENT

This Agreement contains the full agreement of the parties in respect of the subject matter hereof and supersedes and replaces any prior agreement of the parties in respect of the subject matter hereof.

Section 21.	SEVERABILITY

If one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.

Section 22.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the courts of such province will have jurisdiction over any dispute arising under this Agreement.

Section 23.	INTERPRETATION

Wherever a singular or masculine expression is used in this Agreement, that expression is deemed to include the plural, feminine or the body corporate where required by the context. All headings contained in this Agreement are for convenience of reference only and do not affect the interpretation of this Agreement.

Section 24.	CURRENCY

For the purposes of this Agreement, all references to “dollars” or “$” shall mean Canadian funds, unless otherwise specified.

Section 25.	ENUREMENT

This Agreement enures to the benefit of and is binding on the parties to this Agreement and their successors and permitted assigns.

Section 26.	STATUTORY OBLIGATIONS AND FIDUCIARY DUTIES

Nothing in this Agreement shall require or be deemed to require the Agent to act contrary to its statutory obligations or its fiduciary duties to its clients.

Section 27.	COUNTERPARTS

This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original and all of which will constitute one agreement, effective as of the reference date given above.

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Industrial Alliance Securities Inc. – Agency Agreement	Page 34 of 35

INDUSTRIAL ALLIANCE SECURITIES INC.

By:
Authorized Signatory

DIRECT COMMUNICATION SOLUTIONS, INC.

By:
Authorized Signatory

Industrial Alliance Securities Inc. – Agency Agreement